UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         April 8, 2013 (April 8, 2013)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-08052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

3700 South Stonebridge Drive, McKinney, Texas 75070

(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 569-4000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 8, 2013, Torchmark Corporation (the “Company”) entered into a Consent and Acknowledgment of Amendment to Non-Qualified Stock Option Grant Agreement (the “Agreement”) with the Company’s Executive Chairman of the Board, Mark S. McAndrew with respect to a stock option award, and the related grant agreement, that was intended to be granted to Mr. McAndrew on February 22, 2012 (the “Original Agreement”). Under the terms of the Original Agreement, Mr. McAndrew was awarded options to purchase 160,000 shares of the Company’s common stock. The Company subsequently determined that stock options with respect to 70,000 shares of common stock included in the Original Agreement were not validly granted pursuant to the Company’s 2011 Incentive Plan because they exceeded the limit on the number of stock options that may be granted to any individual participant within any 12 month period. Under the Agreement, the Company and Mr. McAndrew agreed that the attempted grant of options to purchase 70,000 shares of common stock in the Original Agreement was void and ineffective under the 2011 Incentive Plan. A copy of the Agreement is attached hereto as Exhibit 10.1.

The Company is issuing additional proxy materials to correct the previous disclosures with respect to Mr. McAndrew’s 2012 compensation contained in the original proxy materials that were originally sent to stockholders for the Company’s 2013 Annual Meeting of Stockholders. A copy of those additional proxy materials are attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

(10.1)	Consent and Acknowledgment of Amendment to Non-Qualified Stock Option Grant Agreement dated April 8, 2013 between the Company and Mark S. McAndrew.

(99.1)	Additional Proxy Material for Annual Meeting of Stockholders to be held April 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: April 8, 2013	/s/ Carol A. McCoy
Carol A. McCoy, Vice President, Associate Counsel and Secretary

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